Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ichor Holdings, Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333‑215984 and No. 333‑219846) on Form S‑8 of Ichor Holdings, Ltd. and subsidiaries (the Company) of our report dated March 8, 2019, with respect to the consolidated balance sheets of Ichor Holdings, Ltd. and subsidiaries as of December 28, 2018 and December 29, 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 28, 2018 annual report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Portland, Oregon

March 8, 2019